Exhibit 99.1
Visual Sciences, Inc.
(Formerly known as WebSideStory, Inc.)
Consolidated Financial Statements
December 31, 2007 and 2006

Visual Sciences, Inc.
(formerly known as WebSideStory, Inc.)
Index to Financial Statements

Report of Independent Auditors
To the shareholders of Visual Sciences, Inc.
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity and comprehensive income, and of cash flows present fairly, in all material respects, the financial position of Visual Sciences, Inc. and its subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 9 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions in 2007. As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation in 2006.
/s/ PricewaterhouseCoopers LLP
San Diego, California
March 17, 2008

VISUAL SCIENCES, INC.
(FORMERLY KNOWN AS WEBSIDESTORY, INC.)
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,	December 31,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$15,312	$19,713
Investments	1,524	5,606
Accounts receivable, net	19,576	15,654
Deferred tax assets	—	708
Prepaid expenses and other current assets	2,961	3,943

Total current assets	39,373	45,624

Property and equipment, net	9,981	6,562
Goodwill	58,974	49,380
Intangible assets, net	21,154	19,732
Deferred tax assets	—	14,956
Other assets	875	1,314

	$130,357	$137,568

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,001	$987
Accrued liabilities	10,699	9,327
Deferred revenue	21,438	20,924
Capital lease short-term	26	38
Revolving credit facility	4,000	—
Current maturities of notes payable	—	19,708

Total current liabilities	37,164	50,984

Capital lease long-term	25	50
Other liabilities	5,727	781

Total liabilities	42,916	51,815

Commitments and contingencies (Note 12)
Stockholders’ equity
Preferred stock, $0.001 par value; 10,000,000 shares authorized and no shares issued and outstanding at December 31, 2007 and December 31, 2006	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized, 21,179,303 and 19,238,781 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively	21	19
Additional paid-in capital	158,758	137,862
Unearned stock-based compensation	—	(22)
Accumulated other comprehensive income	513	219
Accumulated deficit	(71,851)	(52,325)

Total stockholders’ equity	87,441	85,753

	$130,357	$137,568

The accompanying notes are an integral part of these consolidated financial statements.

VISUAL SCIENCES, INC.
(FORMERLY KNOWN AS WEBSIDESTORY, INC.)
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Year Ended December 31,
	2007	2006	2005
Revenues
Subscription, hosting and support	$67,429	$53,307	$36,732
License	6,118	3,524	—
Professional services	6,905	5,319	996
Advertising	1,767	2,377	1,724

Total revenues	82,219	64,527	39,452

Cost of revenues
Cost of revenue	21,713	16,283	6,574
Amortization of intangible assets	3,045	2,646	202

Total cost of revenues	24,758	18,929	6,776

Gross profit	57,461	45,598	32,676

Operating expenses
Sales and marketing	27,700	26,450	14,654
Technology development	11,526	12,824	4,955
General and administrative	19,593	14,277	6,162
Amortization of intangible assets	2,534	3,202	1,147

Total operating expenses	61,353	56,753	26,918

(Loss) income from operations	(3,892)	(11,155)	5,758

Interest expense	(971)	(1,765)	(34)
Interest income	576	696	905
Other (expense) income	(133)	4	(43)

Total other (expense) income	(528)	(1,065)	828

(Loss) income before income taxes	(4,420)	(12,220)	6,586

Provision for (benefit from) income taxes	14,688	(4,491)	(3,073)

(Loss) income before cumulative effect of change in accounting principle (net of tax)	(19,108)	(7,729)	9,659

Cumulative effect of change in accounting principle (net of tax)	—	13	—

Net (loss) income	$(19,108)	$(7,716)	$9,659

Basic net (loss) income per common share:
(Loss) income before cumulative effect of change in accounting principle	$(0.94)	$(0.41)	$0.56
Cumulative effect of change in accounting principle	—	—	—

Basic net (loss) income per common share	$(0.94)	$(0.41)	$0.56

Diluted net (loss) income per common share:
(Loss) income before cumulative effect of change in accounting principle	$(0.94)	$(0.41)	$0.51
Cumulative effect of change in accounting principle	—	—	—

Diluted net (loss) income per common share	$(0.94)	$(0.41)	$0.51

Shares used in per share calculations:
Basic	20,313,229	18,678,099	17,231,411

Diluted	20,313,229	18,678,099	18,774,978

The accompanying notes are an integral part of these consolidated financial statements.

VISUAL SCIENCES, INC.
(FORMERLY KNOWN AS WEBSIDESTORY, INC.)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except share data)

					Accumulated
			Additional	Unearned	Other			Comprehensive
	Common Stock		Paid-in	Stock-based	Comprehensive	Accumulated	Stockholders’	Income /
	Shares	Amount	Capital	Compensation	Income	Deficit	Equity	(Loss)
Balance at December 31, 2004	15,624,856	$16	$82,895	$(779)	$281	$(54,268)	$28,145	$1,773
Exercise of stock options	334,713	—	974	—	—	—	974	—
Tax benefit from stock option exercise	—	—	1,729	—	—	—	1,729	—
Warrant Exercise	74,639	—	—	—	—	—	—	—
Stock issuance for acquisition	2,366,972	2	29,138	—	—	—	29,140	—
Warrant issuance	—	—	77	—	—	—	77	—
Option assumption for acquisition	—	—	—	(651)	—	—	(651)	—
Modification of option award	—	—	138	—	—	—	138	—
Unearned stock-based compensation	—	—	(17)	17	—	—	—	—
Amortization of stock-based compensation	—	—	—	783	—	—	783	—
Foreign currency adjustment	—	—	—	—	(21)	—	(21)	(21)
Unrealized loss on available-for-sale securities	—	—	—	—	(157)	—	(157)	(157)
Net income	—	—	—	—	—	9,659	9,659	9,659

Balance at December 31, 2005	18,401,180	18	114,934	(630)	103	(44,609)	69,816	9,481
Exercise of stock options	230,979	1	1,463	—	—	—	1,464	—
Restricted stock awards	9,166	—	—	—	—	—	—	—
Warrant exercise	271,918	—	—	—	—	—	—	—
Tax benefit from stock option exercise	—	—	857	—	—	—	857	—
Stock issuance for Avivo escrow release	325,538	—	3,417	—	—	—	3,417	—
Warrant issuance for acquisition	—	—	6,358	—	—	—	6,358	—
Transfer of unearned stock-based compensation upon adoption of SFAS No. 123R	—	—	(534)	534	—	—	—	—
Cumulative effect of change in accounting principle	—	—	(13)	—	—	—	(13)	—
Amortization of stock-based compensation	—	—	11,380	74	—	—	11,454	—
Foreign currency adjustment, net of tax of $16	—	—	—	—	51	—	51	51
Unrealized gain on available-for-sale securities, net of tax of $28	—	—	—	—	44	—	44	44
Reclassification adjustment for realized loss on available-for-sale securities, net of tax of $14	—	—	—	—	21	—	21	21
Net loss	—	—	—	—	—	(7,716)	(7,716)	(7,716)

Balance at December 31, 2006	19,238,781	19	137,862	(22)	219	(52,325)	85,753	(7,600)
Exercise of stock options	752,270	1	5,938	—	—	—	5,939	—
Restricted stock awards	445,037	—	—	—	—	—	—	—
Warrant exercise	26,760	—	—	—	—	—	—	—
Tax benefit from stock option exercise	—	—	(1,516)	—	—	—	(1,516)	—
Stock issuance for Visual Sciences Technologies, LLC escrow release	568,512	1	7,362	—	—	—	7,363	—
Stock issuance for Avivo escrow release	147,943	—	1,627	—	—	—	1,627	—
Cumulative effect from adoption of FIN No. 48	—	—	—	—	—	(418)	(418)	—
Amortization of stock-based compensation	—	—	7,485	22	—	—	7,507	—
Foreign currency adjustment, net of tax of $40	—	—	—	—	209	—	209	209
Unrealized gain on available-for-sale securities, net of tax of $7	—	—	—	—	85	—	85	85
Net loss	—	—	—	—	—	(19,108)	(19,108)	(19,108)

Balance at December 31, 2007	21,179,303	$21	$158,758	$—	$513	$(71,851)	$87,441	$(18,814)

The accompanying notes are an integral part of these consolidated financial statements.

VISUAL SCIENCES, INC.
(FORMERLY KNOWN AS WEBSIDESTORY, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2007	2006	2005
Cash flows from operating activities
Net (loss) income	$(19,108)	$(7,716)	$9,659
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	10,132	8,956	2,660
Debt discount amortization	457	968	—
Bad debt provision	1,081	343	112
Stock-based compensation	7,507	11,424	998
Loss on sale of securities	—	35	—
Windfall tax benefits from stock options exercised	(1,759)	(519)	—
Deferred income taxes	14,395	(4,756)	(3,318)
Cumulative effect of change in accounting principle	—	(13)	—
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	(4,655)	(5,572)	(3,633)
Prepaid expenses and other assets	702	675	(3,019)
Accounts payable and accrued liabilities	(441)	2,685	1,323
Deferred revenue	123	6,504	3,238
Other liabilities	340	587	(133)

Net cash provided by operating activities	8,774	13,601	7,887

Cash flows from investing activities
Purchase of investments	—	(10,786)	(15,276)
Sales of investments	1,003	11,677	—
Maturities of investments	3,128	8,561	25,131
Purchase of property and equipment	(7,943)	(4,336)	(1,526)
Proceeds from sale of property and equipment	—	35	—
Restricted cash	—	(442)	—
Acquisition of patent licenses	(1,111)	—	—
Acquisitions, net of cash acquired	(202)	(20,630)	(2,684)

Net cash (used in) provided by investing activities	(5,125)	(15,921)	5,645

Cash flows from financing activities
Exercise of stock options and warrants	5,942	1,463	974
Windfall tax benefits from stock option exercises	1,759	519	—
Payments on capital lease	(38)	(84)	(62)
Proceeds from revolving credit facility	5,000	—	—
Payments on notes payable and revolving credit facility	(21,000)	—	(85)

Net cash (used in) provided by financing activities	(8,337)	1,898	827

Effect of exchange rate changes on cash	287	167	(101)

Net (decrease) increase in cash and cash equivalents	(4,401)	(255)	14,258
Cash and cash equivalents at beginning of year	19,713	19,968	5,710

Cash and cash equivalents at end of year	$15,312	$19,713	$19,968

Supplemental cash flow information:
Cash paid for interest	$451	$—	$—
Cash paid for income taxes	638	2	77
Supplemental disclosure of non-cash investing and financing activities:
Business combination with Visual Sciences Technologies, LLC
Cash paid for business combination, net of cash acquired	$—	$20,186	$—
Fair value of debt issued in business combination	—	18,740	—
Fair value of common stock and warrants issued in business combination	7,362	6,358	—
Liabilities assumed in business combination	356	3,521	—

Total fair value of assets acquired in business combination	$7,718	$48,805	$—

The accompanying notes are an integral part of these consolidated financial statements.

VISUAL SCIENCES, INC.
(FORMERLY KNOWN AS WEBSIDESTORY, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS-Continued
(in thousands)

	Year Ended December 31,
	2007	2006	2005
Business combination with Atomz
Cash paid for business combination, net of cash acquired	$202	$444	$2,684
Fair value of common stock issued in business combination	1,627	3,418	27,731
Fair value of common stock options granted as part of business combination	—	—	1,409
Liabilities assumed in business combination	—	—	4,451

Total fair value of assets acquired in business combination	$1,829	$3,862	$36,275

Non-cash purchases of property and equipment	$—	$573	$—

Non-cash purchases of patent licenses	$5,889	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

VISUAL SCIENCES, INC.
(FORMERLY KNOWN AS WEBSIDESTORY, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. The Company and Nature of Business
     Visual Sciences, Inc. (formerly known as WebSideStory, Inc.) was founded and commenced operations in September 1996 and is a provider of real-time analytics applications. In May 2007, the company changed its name from WebSideStory, Inc. to Visual Sciences, Inc. (together with its subsidiaries, the “Company”). In 2006, the Company operated through two divisions — the WebSideStory division and the Visual Sciences division. In December 2006, the Company announced the consolidation of its analytics sales, services and marketing organizations into a single force for 2007, enabling it to execute a single strategy across two brands, WebSideStory and Visual Sciences, and their associated product lines.
     The Company’s analytics solutions, based on its patent pending on-demand service and software platform, enable fast and detailed analytics on large volumes of streaming and stored data. The Company designed its platform for the analysis of terabytes of data at higher performance levels and at a lower total cost of ownership than can be achieved via traditional data warehouse and business intelligence systems. The Company provides packaged real-time analytics applications for web sites, contact centers, retail points-of-sale, messaging systems and other business systems and channels that generate high volumes of customer interaction data.
     The majority of the Company’s operations are conducted in the United States. In order to pursue the sale of its products and services in international markets, the Company established wholly owned subsidiaries in France (February 2000), the Netherlands (August 2000) and the United Kingdom (April 2003).
2. Summary of Significant Accounting Policies
Use of Estimates
     The consolidated financial statements of the Company have been prepared using accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and reported amounts of revenue and expenses. Actual results could differ from those estimates.
Principles of Consolidation
     The consolidated financial statements include the accounts of Visual Sciences, Inc. and its wholly owned subsidiaries. The results of operations for the years ended December 31, 2007, 2006 and 2005 include the results of operations of Visual Sciences Technologies, LLC (formerly known as Visual Sciences, LLC) (“VS”) commencing on February 1, 2006 and the results of operations of Avivo Corporation, commencing on May 4, 2005. All intercompany balances and transactions have been eliminated in the consolidated financial statements.
Foreign Currency
     The Company’s foreign subsidiaries utilize their local currency as their functional currency. The accounts of these foreign subsidiaries have been translated into U.S. dollars using the current exchange rate as of the balance sheet date for assets and liabilities and the average exchange rate for the period for revenues and expenses. Cumulative translation gains or losses are recorded as accumulated other comprehensive income in stockholders’ equity.
Concentration of Risk
     The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, short-term marketable securities, long-term investments and trade accounts receivable.

Although the Company deposits its cash with multiple financial institutions, its deposits, at times, may exceed federally insured limits.
     The Company’s accounts receivable and revenue are derived from a large number of customers. Collateral is not required for accounts receivable. The Company maintains an allowance for potential credit losses as considered necessary.
     Substantially all of the advertising revenue for the years ended December 31, 2007, 2006 and 2005 was derived from one customer. Advertising revenue from that one customer accounted for approximately 2% of consolidated revenue for the year ended December 31, 2007 and approximately 4% for the years ended December 31, 2006 and 2005. The Company had no revenue generated from a single customer that accounted for more than 10% of revenue for the years ended December 31, 2007, 2006 or 2005. There were no customers that individually accounted for more than 10% of total accounts receivable as of December 31, 2007 or 2006.
     The Company’s servers related to its services and its customer data are located at three, third-party co-location facilities: one in San Diego, California, operated by Level 3 Communications, LLC; one in San Jose, California operated by Equinix Operating Co., Inc.; and one in Ashburn, Virginia also operated by Equinix Operating Co., Inc.
Geographical Information
     As of December 31, 2007 and 2006, assets located outside the United States were 5% and 4% of total assets, respectively. Revenues generated by subsidiaries outside the United States for the years ended December 31, 2007, 2006 and 2005 were 14%, 13% and 14%, respectively, of total revenues.
Revenue Recognition
     The Company derives its revenue from the sale of products and services that it classifies into the following four categories: (1) subscription, hosting and support; (2) license; (3) professional services; and (4) advertising. The Company derives the majority of its revenue from HBX™ Analytics, which is delivered as a hosted web analytics solution on a subscription basis. Web analytics refers to the collection, analysis and reporting of information about Internet user activity. HBX Analytics collects data from web browsers, processes that data and delivers analytic reports of online behavior to its customers on demand. The Company sells its services and licenses its products primarily through its direct sales force. The Company utilizes written contracts as the means to establish the terms and conditions upon which its products and services are sold to customers.
     The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 97-2, Software Revenue Recognition, and related interpretations, SOP 98- 9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions, and Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104 — Revenue Recognition. For arrangements outside the scope of SOP 97-2, the Company evaluates if multiple elements can be accounted for separately in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables.
     Subscription, Hosting and Support Revenue
     Subscription, hosting and support revenue is recognized when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer as described below; (3) the amount of fees to be paid by the customer is fixed or determinable; and (4) the collection of the fees is probable.
     The Company begins revenue recognition for services based on the following:
•	Revenue recognition for subscription services begins when the customer has been given access to the service or after acceptance.

•	Revenue recognition for post-contract support begins upon execution of the software license agreement or after acceptance of the related software license, and revenue recognition for hosting support services begins upon acceptance of the software. For contracts without acceptance provisions, revenue recognition for post-contract support begins upon completion of installation and for hosting support services, upon delivery of the service.
     Subscription and hosting revenues are recognized over the term of the related contract periods, which generally range from six months to two years. The Company warrants certain levels of uptime reliability under subscription arrangements and permits its customers to receive credits or terminate their agreements in the event that the Company fails to meet those levels. The Company has rarely provided any such credits or termination rights. Subscription and hosting revenues that are invoiced and paid in advance of delivery of the service are recorded as deferred revenue.
     All software license arrangements include post-contract support services for the initial term, which are recognized ratably over the term of the post-contract service period, typically one year. Post-contract support services provide customers with rights to when and if available updates, maintenance releases and patches released during the term of the support period.
     License Revenue
     The Company derives its license revenue from selling perpetual software licenses to its customers. The Company does not provide custom software development services or create tailored products to sell to specific customers. Pricing is based on a standard price list with volume and marketing related discounts. The perpetual software licenses are sold with the first year of post-contract services, installation and training. As such, the combination of these products and services represent a “multiple-element” arrangement for revenue recognition purposes.
     For contracts with multiple elements, the Company recognizes revenue using the residual method in accordance with SOP 98-9. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered elements and recognized as revenue, assuming all other revenue recognition criteria have been met. If evidence of fair value for each undelivered element of the arrangement does not exist, all revenue from the arrangement is recognized when evidence of fair value is determined or when all elements of the arrangement are delivered. Vendor specific objective evidence (“VSOE”) for post-contract services is based on the stated renewal rate in the contract if that rate is substantive.
Revenue for perpetual software licenses is recognized when all of the following occur:
1.	Persuasive evidence of an arrangement exists, which consists of a written contract signed by both the customer and the Company.

2.	Delivery has occurred, which is after acceptance of the software, or for contracts without acceptance provisions, delivery occurs after completion of installation.

3.	The fee is fixed or determinable, which occurs when the Company has a signed contract that states the agreed upon fee for its products and/or services and specifies the related terms and conditions that govern that arrangement.

4.	Collection is probable as determined by the payment history of the customer and the customer’s financial position.
     Professional Services Revenue
     VSOE of fair value for professional consulting and training services is determined by reference to the Company’s established pricing and discounting practices for these services when sold separately. Revenue is derived primarily from time and material based contracts and is recognized as time is incurred.

     Advertising Revenue
     Advertising revenue is recognized based on actual delivery of advertisements.
Cash and Cash Equivalents
     The Company considers all highly liquid investments with original maturities of three months or less to be cash and cash equivalents. Cash and cash equivalents are comprised of money market funds. The carrying amounts approximate fair value due to the short maturities of these instruments.
Restricted Cash
     Restricted cash at December 31, 2007 consists of non-cancelable letters of credit in the aggregate amount of $442,000 to secure future payments under leases for two facilities. Restricted cash at December 31, 2006 consists of the same non-cancelable letters of credit of $442,000 to secure future payments under leases for two facilities and the remaining $202,000 of the original escrow amount that was held back to secure certain ongoing indemnification obligations of the former stockholders of Avivo in connection with the Company’s acquisition of Avivo. Restricted cash is included in prepaid expenses and other current assets in the consolidated balance sheets as of December 31, 2007 and 2006.
Investments
     Management determines the appropriate classification of marketable securities at the time of purchase and reevaluates such designation as of each balance sheet date. As of December 31, 2007 and 2006 all marketable securities have been classified as available-for-sale. Available-for-sale securities are stated at fair value as determined by the most recently traded price of each security at the balance sheet date. The net unrealized gains or losses on available-for-sale securities are reported as a component of comprehensive income (loss), net of tax. Declines in the fair value of these securities judged to be other than temporary, if any, are included in interest expense. Interest and dividends on available-for-sale securities are included in interest income. Realized gains and losses are recognized based on the specific identification method. The Company defines short term investments as income yielding securities that can readily be converted to cash.
     The Company regularly monitors and evaluates the realizable value of its investments to assess for other than temporary declines in value. In the event that the carrying value of an investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis for the investment is established. In order to determine whether a decline in value is other-than-temporary, the Company evaluates, among other factors: the duration and extent to which the fair value has been less than the carrying value; the Company’s financial condition and business outlook, including key operational and cash flow metrics, current market conditions and future trends in the industry; and the Company’s intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair market value.
Accounts Receivable
     The Company’s accounts receivable are derived from a large number of direct customers. Collateral is not required for accounts receivable. The Company maintains an allowance for potential credit losses as considered necessary. At December 31, 2007 and 2006, the allowance for doubtful accounts was $1.5 million and $0.6 million, respectively. The Company performs ongoing reviews of all customers that have breached their payment terms or for whom information has become available indicating a risk of non-recoverability. The Company records an allowance for bad debts for specific customers identified as well as an allowance based on its historical collection experience. The Company’s evaluation of the allowance for potential credit losses requires the use of estimates and the actual results may differ from these estimates.

Deferred Commissions
     Deferred commissions are the incremental direct cost of sales commissions paid to the Company’s direct sales force. The timing of commission payments varies but typically 50% of the commissions are paid 30 days after access to the hosted services is provided. The balance of the commissions is generally paid as cash is received from the customer. The deferred commission amounts are recoverable through the future revenue streams under non-cancelable customer contracts; therefore, the commissions are deferred and amortized over the non-cancelable terms of the related customer contracts. Deferred commissions are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets. Amortization of deferred commissions is included in sales and marketing expense in the accompanying consolidated statements of operations.
     Deferred commissions as of December 31, 2007 and 2006 were $1.1 million and $1.7 million, respectively.
Property and Equipment
     Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of those assets as follows:

Computers, equipment and software	3 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of the estimated useful life of 7 years or the remaining lease term
     Upon the retirement or disposition of property and equipment, the related cost and accumulated depreciation or amortization is removed and the gain or loss is recorded. Repair and maintenance costs are expensed in the period incurred.
Goodwill and Other Intangible Assets
     The Company accounts for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill and other identifiable intangible assets with indefinite useful lives be tested for impairment at least annually. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company tests goodwill for impairment annually, in the second quarter of each fiscal year, or more frequently if events and circumstances warrant.
Impairment of Long-Lived Assets
     The Company accounts for long-lived assets in accordance with SFAS No. 144. The Company assesses potential impairment to its long-lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Any required impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to operating results. There has been no impairment loss recognized through December 31, 2007.
Internal-use Software and Website Development Costs
     The Company capitalizes qualifying software and website development costs in accordance with SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and EITF 00-02, Accounting for Website Development Costs. These costs are incurred during the application development stage, and amortized over their estimated useful lives ranging from two to three years. The Company capitalized $0.1 million and $0.4 million during the years ended December 31, 2007 and 2006, respectively. The amounts capitalized in

2007 relate to costs for translating software for foreign users. The amounts capitalized in 2006 primarily relate to software that is used to support the Company’s keyword bid management application which was released in May 2006. Net capitalized software and website development costs of $0.7 million and $1.2 million as of December 31, 2007 and 2006, respectively, are included in other assets in the accompanying consolidated balance sheets. Amortization expense totaled $0.6 million, $0.5 million and $0.2 million during the years ended December 31, 2007, 2006 and 2005, respectively.
Software Development Costs
     Costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. The Company determines technological feasibility when a working model has been completed. After technological feasibility is established, any additional costs are capitalized in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed, until the product is available for general release. The Company has not capitalized any software development costs because technological feasibility has not been established for software being developed during the years ended December 31, 2007 and 2006.
Comprehensive Income (Loss)
     Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events, including foreign currency translation adjustments and unrealized gains and losses on available-for-sale investments. The reclassification adjustment for net realized gains (losses) results from the recognition of the net realized gains (losses) in the statement of operations when marketable securities are sold. The Company presents comprehensive income (loss) in its consolidated statements of stockholders’ equity.
Cost of Revenues
     The Company’s cost of revenues primarily consists of internet connectivity costs, collocation facility charges, depreciation on network infrastructure and personnel associated with the Company’s professional services as well as network operations. A substantial portion of these costs are related to the subscription, hosting and support revenue line item in the consolidated statements of operations.
Accounting for Stock-Based Compensation
     On January 1, 2006, the Company adopted the provisions of SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS No. 123R”), which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”). SFAS No. 123R supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB Opinion No. 25”), and amends SFAS No. 95, Statement of Cash Flows (“SFAS No. 95”). SFAS No. 123R requires companies to recognize in the income statement the estimated fair value of stock-based compensation.
     The Company previously accounted for its stock-based compensation using the intrinsic value method as defined in APB Opinion No. 25 and accordingly, prior to January 1, 2006, compensation expense for stock options was measured as the excess, if any, of the fair value of the Company’s common stock at the date of grant over the amount an employee must pay to acquire the stock. The Company used the modified prospective transition method to adopt the provisions of SFAS No. 123R. Under this method, unvested awards at the date of adoption are amortized based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, with the exception of options granted prior to the Company’s initial public offering (“pre-IPO awards”). The pre-IPO awards will continue to be amortized based on the grant date intrinsic value in accordance with APB Opinion No. 25. Awards that are granted or modified after the date of adoption will be measured and accounted for in accordance with SFAS No. 123R. Based upon the Company’s analysis of the requirements of SFAS No. 123R, the Company reclassified its unamortized deferred compensation related to the issuance of unvested common stock awards (excluding pre-IPO awards) that was reported in the equity section of the balance sheet to additional paid-in capital.

     As a result of the adoption of SFAS No. 123R, the Company’s loss from continuing operations and loss before income taxes for the year ended December 31, 2006 were each approximately $7.3 million higher, net loss was approximately $4.4 million higher, net cash provided by operating activities was approximately $519,000 lower and net cash provided by financing activities was approximately $519,000 higher than under the Company’s previous accounting method for stock-based compensation. Basic and diluted net loss per common share for the year ended December 31, 2006 both increased by $0.24.
     In periods prior to the adoption of SFAS No. 123R, the Company did not present the pro forma effects of capitalizing certain stock-based compensation costs on the balance sheet. However, in accordance with SFAS No. 123R, the Company has capitalized $45,000 of stock-based compensation costs related to internal-use software development costs during the year ended December 31, 2006.
     Prior to the adoption of SFAS No. 123R benefits of expected tax deductions in excess of recognized compensation costs (“windfall benefits”) were reported as operating activity cash flows. SFAS No. 123R amended SFAS No. 95 and requires that such windfall benefits be recorded as a financing activity cash inflow. As a result, the Company has shown the windfall tax benefit amount of $1,759,000 and $519,000 in the cash flows from financing activities section of the consolidated statement of cash flows with a corresponding reduction in the cash flows from operating activities for the years ended December 31, 2007 and 2006, respectively.
     Under SFAS No. 123, the Company previously followed an accounting policy of recognizing forfeitures as they occurred. SFAS No. 123R requires that compensation cost be recorded only for the awards that are expected to be earned and therefore an estimate of expected forfeitures must be used. As part of the implementation of SFAS No. 123R, the Company estimated expected forfeitures based upon its history and experience and expectations for the future. Total stock-based compensation expense has been recorded net of expected forfeitures. The Company has also applied the estimated forfeiture rate to adjust stock-based compensation expense recognized in prior periods for awards not expected to vest. This adjustment, totaling approximately $13,000 net of taxes, has been presented as a cumulative effect of a change in accounting principle for the year ended December 31, 2006.
     The Company adopted the alternative transition method provided in FASB Staff Position No. FAS 123(R)-3, Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards. The alternative transition method includes a simplified method to establish the beginning balance of the additional paid-in capital pool (APIC pool) related to the tax effects of employee stock-based compensation which is available to absorb tax deficiencies recognized subsequent to the adoption of SFAS No. 123R. The Company has adopted the tax law ordering approach for the utilization of tax attributes.
     The following table presents the stock-based compensation expense included in the Company’s cost of revenues, sales and marketing, technology development, and general and administrative expenses for the years ended December 31, 2007, 2006 and 2005 (in thousands):

	Year Ended December 31,
	2007	2006	2005
Cost of revenues	$1,352	$2,359	$58
Sales and marketing	2,257	3,791	183
Technology development	1,488	2,555	334
General and administrative	2,410	2,719	423

Stock-based compensation expense	$7,507	$11,424	$998

     The fair value of each stock-based compensation award granted during the years ended December 31, 2007 and 2006 was estimated on the date of grant using the Black-Scholes option pricing model (“Black-Scholes”) with the following weighted average assumptions:

	Year Ended December 31,
	2007	2006
Risk free interest rate	4.59%	4.52%
Expected dividend yield	—	—
Expected volatility	49.2%	46.5%
Expected life (in years)	3.9	3.9
     The risk-free interest rate is based on the currently available rate on a U.S. Treasury zero-coupon issue with a remaining term equal to the expected term of the option converted into a continuously compounded rate. The expected volatility of stock options is based on historical volatility. The expected life of the Company’s options is based on an average of expected option terms disclosed by a peer group of companies comparable to the Company. The dividend yield reflects the fact that the Company has never declared or paid any cash dividends and does not currently anticipate paying cash dividends in the future.
     Prior to adopting the provisions of SFAS No. 123R, the Company recorded compensation expense for employee stock options based upon their intrinsic value on the date of grant pursuant to APB Opinion No. 25. Had compensation expense for employee stock options been determined based on the fair value of the options on the date of grant, using the assumptions discussed below for the year ended December 31, 2005, the Company’s net income would have been as follows (in thousands, except per share data):

Year Ended
December 31,
2005
Net income attributable to common stockholders – as reported	$9,659
Add: Stock-based compensation as reported in the statements of operations determined under the intrinsic value based method	998
Deduct: Total stock-based employee compensation expense determined under the fair value based method	(3,440)

Pro forma net income	$7,217

Net income per share attributable to common stockholders
Basic – as reported	$0.56

Diluted – as reported	$0.51

Basic – pro forma	$0.42

Diluted – pro forma	$0.38

     The pro forma effects of estimated stock-based compensation expense on net income and earnings per share for the year ended December 31, 2005 were estimated on the date of grant using the Black-Scholes model with the following weighted average assumptions:

Year Ended
December 31,
2005
Risk free interest rate	3.70%
Expected dividend yield	—
Expected volatility	52.4%
Expected life (in years)	3.3

     The risk-free interest rate is based on the currently available rate on a U.S Treasury zero-coupon issue with a remaining term equal to the expected term of the option. The expected volatility of stock options is based on the historical volatility of the Company. The expected life of the Company’s options is estimated based on historical exercise patterns of the Company. The dividend yield reflects the fact that the Company has never declared or paid any cash dividends and does not currently anticipate paying cash dividends in the future.
Restricted Stock Awards
     During the year ended December 31, 2007, the Company granted a total of 266,350 shares of restricted common stock to executive officers, certain employees and members of the Company’s board of directors. The shares of restricted common stock were granted pursuant to the 2004 Equity Incentive Award Plan. Subject to continued service to the Company and the terms of the underlying award agreement, the restrictions applicable to the executive officer and employee shares lapse in four equal annual installments on June 1, 2008; June 1, 2009; June 1, 2010; and June 1, 2011. Subject to continued service to the Company and the terms of the underlying award agreement, the restrictions applicable to the restricted stock awards granted to members of the Company’s board of directors lapse on August 1, 2008.
Net (Loss) Income per Share
     Basic net (loss) income per share is determined by dividing net (loss) income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect the potential dilution that could occur if options and warrants to purchase common stock were exercised. In periods in which the inclusion of such instruments was anti-dilutive, the effect of such securities was not given consideration.
     The Company has excluded outstanding stock options, warrants and unvested common stock subject to repurchase from the calculation of diluted loss per share for the year ended December 31, 2007 and 2006 because such securities were anti-dilutive for that period as the Company was in a net loss position. The total number of potential common shares excluded from the calculation of diluted net loss per share is as follows:

	Year Ended December 31,
	2007	2006	2005
Potential shares excluded from diluted loss per share
Unvested common stock	35,851	70,619	—
Options and warrants	438,160	1,230,863	—

	474,011	1,301,482	—

     In addition, restricted common stock and employee stock options to purchase 2,152,023, 1,497,960 and 108,552 shares of common stock during the years ended December 31, 2007, 2006 and 2005, respectively, were outstanding but not included in the computation of diluted earnings per share, because the option or share price was greater than the average market price of the common stock, and therefore, the effect on diluted earnings per share would have been anti-dilutive.

     The following table sets forth the computation of basic and diluted net loss per share for the years ended December 31, 2007, 2006 and 2005 (in thousands, except share and per share data):

	Year Ended December 31,
	2007	2006	2005
Numerator:
Net (loss) income attributable to common stockholders	$(19,108)	$(7,716)	$9,659

Denominator:
Weighted average common shares outstanding	20,313,229	18,678,099	17,231,411

Denominator of basic calculation	20,313,229	18,678,099	17,231,411
Effect of dilutive securities:
Weighted average stock options, warrants and restricted common stock	—	—	1,543,567

Denominator of diluted calculation	20,313,229	18,678,099	18,774,978

Net (loss) income per common share:
Basic	$(0.94)	$(0.41)	$0.56
Diluted	$(0.94)	$(0.41)	$0.51
Income Taxes
     The Company provides for income taxes using the liability method. Under the liability method, current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax credit and loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of future income tax assets is dependent upon the generation of sufficient future taxable income during the period in which the deferred tax assets are recoverable. Management assesses the likelihood that the deferred tax assets will be recovered from future taxable income and whether a valuation allowance is required to reflect any uncertainty. Management determined that a valuation allowance was necessary as of December 31, 2007. (See Note 9). Tax rate changes are reflected in the computation of the income tax provision during the period such changes are enacted. In connection with the Company’s initial public offering, the Company triggered a change in control resulting in annual limitations on the amount of the historical net operating losses that can be utilized to offset future taxable income.
     The Company has not provided applicable U.S. income and foreign withholding taxes on undistributed earnings from foreign subsidiaries at December 31, 2007 and 2006, since they are expected to be reinvested indefinitely outside the U.S. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes and withholding taxes payable to various foreign countries. It is not practicable to determine the amount of unrecognized deferred U.S. income tax liability that might be payable if those earnings were eventually repatriated. The Company’s cumulative undistributed earnings were approximately $1.4 million and $0.5 million as of December 31, 2007 and 2006, respectively.
Uncertain Tax Positions
     FASB Interpretation No. 48 (“FIN No. 48”), Accounting for Uncertainty in Income Taxes, prescribes a recognition threshold and measurement standard for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 requires that the Company determine whether the benefits of its tax positions are more likely than not to be sustained upon audit based on the technical merits of the tax position. For tax positions that are more likely than not to be sustained upon audit, the Company recognizes the largest amount of the benefit that has more than a 50% likelihood of being realized. For tax positions that are not more likely than not to be sustained upon audit, the Company does not recognize any portion of the benefit in its consolidated financial statements. There is significant judgment used in determining the likelihood of the Company’s tax positions being sustained upon audit.

Warranties and Indemnification
     The Company warrants certain levels of uptime reliability and permits its customers to receive credits or terminate their agreements in the event that the Company fails to meet those levels. The Company has rarely provided any such credits or termination rights.
     The Company’s agreements generally require the Company to indemnify its customers for third party intellectual property infringement claims.
     The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by any of those persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or officer of the Company, including any action by the Company, arising out of that person’s services as a director or officer of the Company or that person’s services provided to any other company or enterprise at the Company’s request.
Advertising Expenses
     Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2007, 2006 and 2005 totaled $0.6 million, $0.6 million and $0.3 million, respectively, and are included in sales and marketing expense.
Leases
     The Company accounts for its leases and subsequent amendments under the provisions of SFAS No. 13, Accounting for Leases, which requires that leases be evaluated and classified as operating or capital leases for financial reporting purposes. All of the Company’s leases for office facilities are classified as operating leases. Minimum base rent for the Company’s operating leases, which generally have escalating rentals over the term of the lease, are recorded on a straight-line basis over the initial lease term.
Future Accounting Requirements
     In December 2007, the FASB issued SFAS No. 141 (revised 2007) (“SFAS No. 141R”), Business Combinations. SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS No. 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS No. 141R is effective for fiscal years beginning after December 15, 2008. The Company is in the process of determining the effect, if any, the adoption of SFAS No. 141R will have on its financial statements.
     In February 2007, the FASB issued SFAS No. 159 (“SFAS No. 159”), The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115. SFAS No. 159 expands the use of fair value in accounting but does not affect existing standards which require assets or liabilities to be carried at fair value. The objective of SFAS No. 159 is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Under SFAS No. 159, a company may elect to use fair value to measure eligible items at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Eligible items include, but are not limited to, accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees, issued debt and firm commitments. If elected, SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company has not yet determined if it will adopt the fair value reporting for financial assets and liabilities.

     In September 2006, the FASB issued SFAS No. 157 (“SFAS No. 157”), Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value and requires additional disclosures about fair value measurements. In February 2008, the FASB deferred for one year the requirement to adopt SFAS No. 157 for nonfinancial assets and liabilities that are not remeasured on a recurring basis. However, the Company will be required to adopt SFAS No. 157 in the first quarter of 2008 with respect to financial assets and liabilities and nonfinancial assets and liabilities that are remeasured at fair value on a recurring basis. The Company does not expect the adoption of SFAS No. 157 to have a material impact to its consolidated financial statements with respect to financial assets and liabilities and nonfinancial assets and liabilities that are remeasured on a recurring basis and is currently evaluating what impact SFAS No. 157 will have on its consolidated financial statements with respect to nonfinancial assets and liabilities that are not remeasured on a recurring basis.
3. Composition of Certain Balance Sheet Captions
Investments
     Short-term investments, which are classified as available-for-sale, consist of the following (in thousands):

	December 31,	December 31,
	2007	2006
Certificates of deposit	$—	$767
Auction rate securities	—	1,000
Mortgage backed securities	1,524	3,839

	$1,524	$5,606

     Available-for-sale securities were comprised as follows (in thousands):

		Gross	Gross
		Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
As of December 31, 2007
Certificates of deposit	$—	$—	$—	$—
Auction rate securities	—	—	—	—
Mortgage backed securities	1,526	—	(2)	1,524

	$1,526	$—	$(2)	$1,524

As of December 31, 2006
Certificates of deposit	$768	$—	$(1)	767
Auction rate securities	1,000	—	—	1,000
Mortgage backed securities	3,889	—	(50)	3,839

	$5,657	$—	$(51)	$5,606

     In accordance with EITF No. 03-01, The Meaning of Other Than Temporary Impairment and Its Application to Certain Investments, the table above summarizes the fair value and gross unrealized losses related to available-for-sale securities, aggregated by individual investment category. There were no realized gains or losses in 2007. In February 2006, all marketable securities were sold to fund the acquisition of VS. As a result of selling the marketable securities before maturity, the Company realized a loss of $35,000 for the year ended December 31, 2006. The individual mortgage backed securities were in a loss position in 2006 because such securities have a fixed interest rate yield while market interest rates had been rising from the time they were purchased in 2004.
     Fixed-income securities included in short-term investments above, are summarized by their contractual maturities as follows (in thousands):

	December 31,	December 31,
	2007	2006
Less than one year	$—	$—
One to five years	476	619
Five to ten years	—	703
Over ten years	1,048	2,517

	$1,524	$3,839

Accounts Receivable
     The following table sets forth the components of accounts receivable (in thousands):

	December 31,	December 31,
	2007	2006
Accounts receivable
Trade accounts receivable	$21,071	$16,220
Allowance for doubtful accounts	(1,495)	(566)

	$19,576	$15,654

Prepaid Expenses and Other Current Assets
     The following table sets forth the components of prepaid expenses and other current assets (in thousands):

	December 31,	December 31,
	2007	2006
Deferred commissions	$1,131	$1,672
Restricted cash held in escrow and restricted for letters of credit	442	644
Other prepaid expenses	1,388	1,627

	$2,961	$3,943

Property and Equipment
     The following table sets forth the components of property and equipment (in thousands):

	December 31,	December 31,
	2007	2006
Computers and office equipment	$18,356	$11,603
Furniture and fixtures	1,882	1,288
Leasehold improvements	945	870

	21,183	13,761
Accumulated depreciation and amortization	(11,202)	(7,199)

	$9,981	$6,562

     Total depreciation expense was $4.0 million, $2.6 million and $1.2 million for the years ended December 31, 2007, 2006 and 2005, respectively.
     The Company leases certain computer and office equipment under capital leases. As of December 31, 2007 and 2006, $121,000 of such equipment is included in property and equipment. Accumulated amortization relating to this equipment totaled $77,000 and $50,000 at December 31, 2007 and 2006, respectively.
Goodwill and Intangible Assets
     The changes in the carrying amount of goodwill for the years ended December 31, 2007 and 2006 are as follows (in thousands):

Goodwill
Balance as of December 31, 2005	$21,286
Acquisition of Visual Sciences Technologies, LLC	24,145
Avivo net purchase price adjustments	3,949

Balance as of December 31, 2006	49,380
Avivo net purchase price adjustments	1,903
Visual Sciences Technologies, LLC net purchase price adjustments	7,691

Balance as of December 31, 2007	$58,974

     The following table sets forth the components of intangible assets, net (in thousands):

	December 31, 2007			December 31, 2006
	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net
Customer relationships	$11,240	$(6,226)	$5,014	$11,240	$(3,985)	$7,255
Maintenance contracts	1,670	(443)	1,227	1,670	(263)	1,407
Acquired complete technology	13,690	(5,708)	7,982	13,690	(2,849)	10,841
Trade name	330	(211)	119	330	(101)	229
Patent licenses	7,000	(188)	6,812	—	—	—

	$33,930	$(12,776)	$21,154	$26,930	$(7,198)	$19,732

     Patent licenses represent the estimated value of licenses obtained from NetRatings, Inc. (See Note 12). The amount recorded in intangible assets, net, represents the estimated future benefit the Company expects to obtain from licenses granted under the NetRatings settlement agreement. The Company is amortizing the patent licenses to cost of revenues through 2017 based on the pattern in which the economic benefit is consumed.
     The customer relationships, maintenance contracts, acquired complete technology and trade name have weighted average amortization periods of approximately 63 months, 120 months, 58 months and 36 months, respectively. The values assigned to the intangible assets were, in large part, based on the values determined using a discounted cash flow model. The customer relationships and maintenance contracts are amortized based on the pattern in which the economic benefit is consumed and the acquired complete technology and trade name are amortized on a straight-line basis, which approximates that pattern.
     Total amortization expense was $5.6 million, $5.8 million and $1.3 million for the years ended December 31, 2007, 2006 and 2005, respectively. Future amortization expense for 2008, 2009, 2010, 2011, 2012 and thereafter is expected to be $5.4 million, $5.0 million, $4.9 million, $1.4 million, $1.0 million and $3.4 million, respectively, excluding any incremental expense that could result if the Company consummates future acquisitions.
Other Assets
     Other assets consist of the following (in thousands):

	December 31,	December 31,
	2007	2006
Capitalized internal-use software development costs, net of accumulated amortization of $1,320 and $730, respectively	$722	$1,170
Long term deposits and other noncurrent assets	153	144

	$875	$1,314

Accrued Liabilities and Other Liabilities
     The following table sets forth the components of accrued liabilities (in thousands):

	December 31,	December 31,
	2007	2006
Accrued bonuses and commissions	$3,797	$3,318
Accrued payroll and vacation	1,291	1,094
Accrued accounting and legal services	955	1,177
Accrued interest	37	730
Accrued sales and income taxes	747	1,011
Accrued tenant improvements	—	573
Accrued patent and license settlement costs	1,904	—
Other accrued expenses	1,968	1,424

	$10,699	$9,327

     The following table sets forth the components of other liabilities (in thousands):

	December 31,	December 31,
	2007	2006
FIN No. 48 tax liability	$747	$—
Deferred rent	784	729
Accrued patent and license settlement costs	4,149	—
Other	47	52

	$5,727	$781

Accumulated Other Comprehensive Income
     The following table sets forth the components of accumulated other comprehensive income, net of taxes (in thousands):

	December 31,	December 31,
	2007	2006
Unrealized loss on available-for-sale securities	$(9)	$(93)
Foreign currency translation adjustment	522	312

	$513	$219

4. Stockholders’ Equity
Common Stock
     The Company is authorized to issue up to 75,000,000 shares of common stock. At December 31, 2007 and 2006, shares of common stock reserved for future issuance are as follows:

	December 31,	December 31,
	2007	2006
Stock options outstanding	3,058,342	3,881,395
Warrants outstanding	10,000	1,092,923
Stock options available for future grant	982,241	442,706

	4,050,583	5,417,024

Warrants
     In November 2005, the Company issued a warrant to a consulting group to purchase 10,000 shares of the Company’s common stock with an exercise price of $17.84. Subject to the terms of the underlying warrant agreement, the warrant is exercisable, in whole or in part during the term commencing on September 5, 2007 and ending on September 5, 2010. Additionally, as part of the merger with VS in February 2006, the Company issued warrants to purchase 1,082,923 shares of the Company’s common stock to the former holders of units of membership interest in VS. These warrants expired on August 1, 2007 and had an exercise price of $18.47 per share. An aggregate of 26,760 shares of common stock were issued as a result of the net exercise of certain of these warrants.
The following table sets forth the Company’s common stock warrants:
As of December 31, 2007

Number	Number
of Shares	of Shares	Expiration	Exercise
Outstanding	Exercisable	Date	Price
10,000	10,000	September 2010	$17.84

As of December 31, 2006

Number	Number
of Shares	of Shares	Expiration	Exercise
Outstanding	Exercisable	Date	Price
10,000	—	September 2010	$17.84
1,082,923	1,082,923	August 2007	$18.47

1,092,923	1,082,923

     During August 2007, outstanding warrants for 664,303 shares of common stock were exercised on a net basis resulting in the issuance of an aggregate of 26,760 shares of the Company’s common stock. The remaining warrants for 418,620 shares of common stock expired. In November 2006, an outstanding warrant for 303,537 shares of common stock was exercised with respect to 271,918 shares of the Company’s common stock. The remaining 31,619 shares of common stock were forfeited. Stock-based compensation expense related to warrants during the years ended December 31, 2007, 2006 and 2005 was $0, $56,000 and $212,000, respectively.
5. Business Combinations
Visual Sciences, LLC
     On February 1, 2006, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), the Company acquired all of the outstanding units of membership interest (the “Units”) of Visual Sciences Technologies, LLC (formerly known as Visual Sciences, LLC) (“VS”), a provider of streaming data analysis and visualization software and services, for approximately $47.1 million in consideration, consisting of approximately $22.0 million in cash, senior notes with an estimated fair value of $18.7 million (aggregate principal amount of $20.0 million) (the “Senior Notes”) and warrants to purchase 1,082,923 shares of the Company’s common stock with an estimated fair value of approximately $6.4 million. In addition, the Company issued 568,512 shares of common stock (the “Escrowed Common Stock”), which were to be held in escrow until April 1, 2007 pursuant to the terms of an escrow agreement to satisfy indemnification claims, if any, of the Company against VS’s former members. In addition to the consideration described above, the Company also incurred approximately $1.3 million in transaction costs.
     The Company also granted to certain employees of VS 189,507 shares of restricted common stock with an aggregate estimated fair value of $3.9 million and non-qualified stock options to purchase 350,000 shares of common stock with an aggregate estimated fair value of $2.9 million, each of which will be recorded as stock-based compensation over the respective, requisite service periods pursuant to SFAS No. 123R. The merger with VS allows the Company to offer an in-house, software based, technology platform to measure, collect, integrate, manage, analyze and visualize high volumes of data across multiple channels. VS is operated as a wholly owned subsidiary of the Company.
     The $18.7 million estimated fair value assigned to the Senior Notes is the calculated fair market value of the notes based on a discount rate of 9.5%. The Senior Notes accrued interest at a rate of 4% per annum and matured on August 1, 2007. The Senior Notes were subject to mandatory repayment, on demand, at any time after April 1, 2007 or upon certain underwritten public offerings of the Company’s common stock and were required to be repaid if the Company incurred indebtedness that ranked senior or pari passu with the priority of payment attributable to the indebtedness represented by the Senior Notes, subject to certain exceptions for permitted indebtedness under the Senior Notes. In the first quarter of 2007, the Company repaid in full all of the outstanding Senior Notes.
     The $6.4 million estimated fair value assigned to the warrants, which were fully vested upon issuance, was calculated using the Black-Scholes valuation model based on, among other things, the average closing price of the Company’s common stock of $20.21 from the period two days before and including the day of the public announcement and consummation of the merger, a warrant exercise price of $18.47 per share, a term of 1.5 years, volatility of 47% and the 1,082,923 shares of Company common stock issuable upon exercise of the warrants.

     As noted above, the Escrowed Common Stock was held in escrow until April 1, 2007 to secure indemnification claims, if any, of the Company against VS’s former members and option holders. During the first quarter of 2007, the Company recorded an increase to goodwill of $7.4 million due to the Company’s conclusion that there were no claims against VS beyond a reasonable doubt. The amount recorded was based on the 568,512 shares of Escrowed Common Stock valued based on the closing price of the Company’s common stock of $12.95 on March 30, 2007. The shares were released from escrow in April 2007.
The purchase price has been allocated as follows (in thousands):

February 1,
2006
Cash	$3,083
Accounts receivable	2,348
Prepaid expenses and other current assets, and deferred tax assets-current	1,831
Property and equipment	1,760
Other long-term assets	41
Intangible assets	18,680
Goodwill	31,836
Accounts payable and accrued liabilities	(2,566)
Deferred revenues	(1,311)

Purchase price, including transaction costs	$55,702

     During the first quarter of 2007, the Company finalized its purchase price allocation for the VS merger and recorded an increase to goodwill and sales tax liability of $356,000.
     The total amount assigned to goodwill is deductible for tax purposes. The weighted average amortization period for the acquired intangible assets is as follows:
•	completed technology of $12.8 million: 5 years

•	customer relationships of $3.9 million: 5 years

•	maintenance contracts of $1.7 million: 10 years

•	trade name of $0.3 million: 3 years
     The merger with VS closed on February 1, 2006. Therefore, the Company’s results of operations for the year ended December 31, 2006 include the results of operations of VS beginning February 1, 2006. The following table summarizes unaudited pro forma operating results for the years ended December 31, 2006 and 2005 as if the Company had completed the merger as of the beginning of each period presented (in thousands, except per share data):

	Year Ended December 31,
	2006	2005
Revenues	$65,330	$48,236
(Loss) income before cumulative effect of change in accounting principle	(7,754)	4,489
Net (loss) income	(7,741)	4,489
(Loss) earnings per share — basic	(0.41)	0.26
(Loss) earnings per share — diluted	(0.41)	0.24
     This information has been prepared for comparative purposes only and does not purport to be indicative of the results of operations which actually would have resulted had the merger occurred as of the beginning of each period presented, nor is it indicative of future financial results.

Avivo
     On May 4, 2005, the Company completed the acquisition of Avivo Corporation (“Avivo”), a provider of on-demand website search and content solutions. The Company paid approximately $4.2 million in cash and issued 2,958,713 shares of common stock and options to purchase 164,434 shares of common stock to acquire Avivo. On the acquisition date, approximately $0.8 million of the $4.2 million total cash consideration and approximately 592,000 of the 2,958,713 shares of common stock (together, the “Escrow Amount”) were deposited in escrow to secure indemnification obligations of Avivo and possible adjustments to the purchase price. In August 2006, upon the 15-month anniversary of the closing, 325,538 shares of the Company’s common stock and cash in the amount of approximately $444,000 were released from escrow to the former shareholders of Avivo. The Company recorded an increase to goodwill of $3.9 million as a result of the value of the shares released from escrow based on the closing price of its common stock on August 4, 2006. In addition, approximately $161,000 in cash was returned from escrow to the Company and 118,261 shares of common stock were cancelled as a result of an earn-out adjustment. One-fourth of the original Escrow Amount was held back for an additional nine months to secure certain ongoing indemnification obligations of Avivo.
     On May 4, 2007, upon the two year anniversary of the closing of the acquisition of Avivo, 147,943 shares of the Company’s common stock and $202,000 in cash were released from escrow to the former shareholders of Avivo. The Company recorded an increase to goodwill of $1.8 million as a result of the cash released from escrow and the value of the shares released from escrow based on the closing price of the Company’s common stock on May 4, 2007.
     The acquisition of Avivo closed on May 4, 2005. Therefore, the Company’s results of operations for the year ended December 31, 2005 include the results of operations of Avivo beginning May 4, 2005. The following table summarizes unaudited pro forma operating results for the year ended December 31, 2005 as if the Company had completed the acquisition as of the beginning of the period presented (in thousands, except per share data):

Year Ended
December 31,
2005
Revenues	$42,821
Income (loss) before cumulative effect of change in accounting principle	9,466
Net income (loss)	9,466
Earnings (loss) per share — basic	0.48
Earnings (loss) per share — diluted	0.45
     This information has been prepared for comparative purposes only and does not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred as of the beginning of the period presented, nor is it indicative of future financial results.
6. Debt
Senior Notes
     In connection with the merger with VS (described in Note 5), the Company issued senior notes in an aggregate principal amount of $20 million to former members of VS. The senior notes accrued interest at a rate of 4% per annum and were to mature on August 1, 2007. As described above, the senior notes were paid off in full in the first quarter of 2007.
     The Company recorded imputed interest on the senior notes based on an effective interest rate of 9.5%. The discount of $1.3 million was being amortized, using the effective interest method, over the period ending April 1, 2007, which was the date on which the senior notes became payable upon demand. Total discount amortization of $0.3 million and $1.0 million was recorded as interest expense during the years ended December 31, 2007 and 2006, respectively. Interest expense on the senior notes, inclusive of discount amortization, totaled $0.4 million and $1.7 million for the years ended December 31, 2007 and 2006, respectively.

Credit Facility
     In February 2007, the Company entered into a loan and security agreement with Silicon Valley Bank (the “Credit Agreement”), which provides for a $15 million senior secured revolving credit facility through February 2009. Amounts borrowed under the Credit Agreement bear interest at 0.25 percent less than the prime rate, or LIBOR plus 2.50 percent, as selected by the Company. All advances made under the Credit Agreement are guaranteed by the Company’s domestic subsidiaries and are secured by a first priority security interest in substantially all of the present and future personal property of the Company and certain domestic subsidiaries, other than intellectual property rights and the capital stock of foreign subsidiaries. Future advances under the revolving credit facility, if any, will be used by the Company for working capital and to fund the Company’s general business requirements.
     Under the Credit Agreement, the Company is subject to certain limitations including limitations on its ability to incur additional debt, sell assets, make certain investments or acquisitions, grant liens, pay dividends and enter into certain merger and consolidation transactions, among other restrictions. The Company is also required to maintain compliance with financial covenants which include a minimum consolidated adjusted quick ratio and a minimum level of earnings before stock-based compensation, asset impairments, income taxes and depreciation and amortization expense, less cash paid for capital expenditures. Primarily as a result of the expense recorded in connection with the settlement of the Company’s patent litigation with NetRatings in August 2007, the Company was not in compliance with the minimum level of earnings covenant at September 30, 2007. The Company requested and obtained a waiver of such non-compliance from Silicon Valley Bank.
     In December 2007, the Company amended the loan and security agreement with Silicon Valley Bank for certain provisions including the financial covenants. As of December 31, 2007, the Company was in compliance with all of its covenants in the amended Credit Agreement.
     During the first quarter of 2007, the Company used $5.0 million of initial borrowings under this credit facility together with cash-on-hand, to repay all of the senior notes it had issued in connection with its merger with VS. As of December 31, 2007, the Company had $4.0 million of outstanding borrowings under this credit facility. The maturity date for outstanding borrowings under the Credit Agreement is February 22, 2009. The Company is recording interest on the outstanding borrowings at approximately 8.0%, which was 0.25 percent less than the prime rate, as selected by the Company. Interest expense under the credit facility totaled $0.3 million for the year ended December 31, 2007.
7. Stock-Based Compensation Plans
     The Company adopted the 2004 Equity Incentive Award Plan (“2004 Plan”) effective on September 28, 2004. The 2004 Plan authorized the Company to initially issue up to 2,100,000 shares of common stock. Commencing on January 1, 2005 and on each January 1 thereafter during the ten-year term of the 2004 Plan, the number of shares of common stock that may be issued pursuant to awards granted under the 2004 Plan is automatically increased by that number of shares equal to the lesser of (1) four percent of the outstanding shares of common stock on such date, (2) 1,000,000 shares or (3) a lesser amount determined by the Company’s board of directors.
     The 2004 Plan replaced the Company’s 2000 equity incentive plan (“2000 Plan”) but all awards outstanding under the 2000 Plan as of the effective date of the 2004 Plan remained outstanding and exercisable pursuant to the terms of the 2000 Plan and the terms of such individual grants, but no additional awards will be granted under the 2000 Plan. The 2004 Plan provides for awards consisting of stock options, restricted stock, stock appreciation rights, performance awards, dividend equivalents, stock payments, restricted stock units and other stock related benefits, or any combination thereof. The 2004 Plan provides for the grant of options and restricted (nonvested) stock awards to selected employees and directors of, and consultants to, the Company to purchase shares of the Company’s common stock.

     In May 2006, the Company adopted the 2006 Employment Commencement Equity Incentive Award Plan (the “2006 Plan”). The 2006 Plan authorizes the issuance of up to 500,000 shares of common stock and it provides for awards consisting of stock options, restricted stock, stock appreciation rights, dividend equivalents, stock payments, restricted stock units and other stock-based awards, or any combination thereof. Awards under the 2006 Plan may only be made to new employees of the Company (or following a bona fide period of non-employment) in connection with such employee’s commencement of employment with the Company if such grant is an inducement material to such employee’s entering into employment with the Company.
     In the event of a change of control, as defined in each of the 2006 Plan, 2004 Plan and 2000 Plan (collectively, the “Plans”) where the acquirer does not assume or replace awards granted under the Plans, such awards that are held by participants whose employment or service with the Company has not terminated will be subject to accelerated vesting such that 100% of such awards will become vested and exercisable in connection with such change of control.
     Vesting provisions and other terms and conditions of awards granted under each of the Plans are determined by the compensation committee of the board of directors at the time of grant. Options granted under the Plans generally vest over four years and restricted stock awards generally vest over one to four years. Options generally expire seven or ten years from the date of grant and restricted stock awards generally have a contractual term of one to four years. Stock-based compensation is measured at the grant-date fair value and is amortized over the vesting term using an accelerated graded method as allowed by SFAS No. 123R. Upon option exercise, the Company issues new shares of common stock.
     In connection with the acquisition of Avivo Corporation in May 2005, the Company assumed all of the options then outstanding under the Avivo 1999 Equity Incentive Plan (the “Avivo Plan”), which then became exercisable for approximately 164,000 shares of the Company’s common stock. The options will continue to vest under the terms of the Avivo Plan. These options generally vest over five years and expire ten years from the grant date. The Company does not intend to grant any additional options under the Avivo Plan. All information below includes the options assumed by the Company under the Avivo Plan.
     Information under SFAS No. 123R
     The Company has recorded approximately $5.9 million and $7.8 million of compensation expense relative to stock options for the years ended December 31, 2007 and 2006, respectively, in accordance with SFAS No. 123R. As of December 31, 2007 and 2006, there was approximately $5.4 million and $9.4 million, respectively, of total unrecognized compensation costs related to stock options. These costs are expected to be recognized over a weighted average period of 1.38 and 1.46 years, respectively. Stock option activity under all plans is summarized as follows:

			Weighted-
		Weighted-	Average	Aggregate
		Average	Remaining	Intrinsic
	Options	Exercise	Contractual	Value
	Outstanding	Prices	Term (years)	(in millions)
Balance at December 31, 2006	3,881,395	$12.84
Granted	664,500	13.33
Exercised	(757,678)	7.84
Forfeited or expired	(729,875)	14.88

Balance at December 31, 2007	3,058,342	$13.70	6.89	$15.2

Vested and expected to vest at December 31, 2007	2,835,202	$13.64	0.67	$14.3

Exercisable at December 31, 2007	1,262,890	$12.66	6.66	$7.7

     The Company has recorded $1.6 million and $3.6 million of compensation expense relative to restricted stock awards for the years ended December 31, 2007 and 2006, respectively, in accordance with SFAS No. 123R. As of December 31, 2007 and 2006, there was $2.3 million and $0.3 million of total unrecognized compensation costs related to the restricted stock awards. These costs are expected to be recognized over a weighted average period of 1.8 and 0.09 years, respectively. Restricted (nonvested) stock activity under all plans is summarized as follows:

		Weighted-
		Average
	Restricted	Grant
	Stock	Date Fair
	Outstanding	Value
Nonvested shares at December 31, 2006	185,637	$18.87
Awarded	266,350	15.77
Vested	(184,461)	20.39
Forfeited	(6,950)	15.66

Nonvested shares at December 31, 2007	260,576	15.79

     The weighted average grant-date estimated fair value of options granted during the year ended December 31, 2007 was $5.66 and the weighted average grant-date fair value of restricted stock awards granted during the year ended December 31, 2007 was $15.77 per share. For the year ended December 31, 2007, the total intrinsic value of options exercised was $5.8 million and the total fair value of restricted stock awards vested was $2.6 million.
     The weighted average grant-date estimated fair value of options granted during the year ended December 31, 2006 was $6.76 and the weighted average grant-date fair value of restricted stock awards granted during the year ended December 31, 2006 was $20.40 per share. For the year ended December 31, 2006, the total intrinsic value of options exercised was $1.8 million and the total fair value of restricted stock awards vested was $122,000.
     The following table summarizes information about stock options outstanding and exercisable as of December 31, 2007:

	Options Outstanding			Options Exercisable
		Weighted-
	Number of	Average	Weighted-	Number of	Weighted-
	Shares	Remaining	Average	Shares	Average
	Underlying	Contractual	Exercise Price	Underlying	Exercise Price
Range of Exercise Prices	Options	Life (years)	Per Share	Options	Per Share
$0.84 to $8.50	330,385	6.21	$5.19	300,021	$5.03
$8.68 to $11.04	322,603	7.01	10.80	188,798	10.69
$11.08 to$12.60	275,532	6.77	11.68	143,801	11.61
$12.66 to$12.66	410,000	6.73	12.66	18,334	12.66
$12.70 to$13.88	185,619	6.43	12.95	48,913	12.97
$13.95 to$13.95	400,000	8.85	13.95	86,669	13.95
$13.99 to$16.75	363,139	6.62	15.32	129,344	15.60
$16.96 to$18.54	417,671	5.28	18.21	183,530	18.25
$18.75 to$20.15	338,290	8.01	20.00	152,284	20.05
$20.30 to$30.80	15,103	4.55	24.43	11,196	25.87

	3,058,342			1,262,890

     The following table presents the stock-based compensation expense included in the Company’s cost of revenues, sales and marketing, technology development, and general and administrative expenses for the years ended December 31, 2007, 2006 and 2005 (in thousands):

	Year Ended December 31,
	2007	2006	2005
Cost of revenues	$1,352	$2,359	$58
Sales and marketing	2,257	3,791	183
Technology development	1,488	2,555	334
General and administrative	2,410	2,719	423

Stock-based compensation expense before taxes	7,507	11,424	998
Related income tax benefits, net of valuation allowance	—	(4,530)	(396)
Cumulative effect of change in accounting principle, net of tax	—	(13)	—

Stock-based compensation expense, net of taxes	$7,507	$6,881	$602

     Information under SFAS No. 123 for Periods Prior to 2006
     Stock option transactions under all plans are summarized as follows:

		Weighted-
		Average
	Options	Exercise
	Outstanding	Prices
Balance at December 31, 2004	1,636,662	$5.62
Granted	1,644,598	11.65
Exercised	(334,713)	2.92
Forfeited or expired	(131,951)	9.31

Balance at December 31, 2005	2,814,596	$9.29

Options exercisable at December 31, 2005	552,363	$4.68

     The weighted-average grant-date fair value per share of options granted for the year ended December 31, 2005 was as follows:

Year Ended
December 31,
2005
Weighted-average fair value:
Options granted below fair value	$8.40
Options granted above fair value	4.72
Options equal to fair value	5.14
Weighted-average exercise price:
Options granted at or below fair value	11.64
Options granted above fair value	12.02
     The weighted average grant-date estimated fair value of options granted during the year ended December 31, 2005 was $5.54 per share. There were no restricted stock awards granted during the year ended December 31, 2005. The total intrinsic value of options exercised was $4.5 million for the year ended December 31, 2005.
     The intrinsic value per share, which is the difference between the fair value per share and the exercise price, was recognized as compensation expense over the applicable vesting period for awards accounted for under APB No. 25. Unearned stock-based compensation is being amortized over the vesting term using an accelerated graded method in accordance with FIN No. 28. The fair value of common stock was determined on a retrospective basis for all grants prior to the Company’s initial public offering on October 1, 2004.
8. Qualified Retirement Plan
     The Company maintains an employee savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the savings plan, participating employees may contribute a portion of their pre-tax earnings, up to the Internal Revenue Service annual contribution limit. Additionally, the Company may elect to make matching contributions into the savings plan at its sole discretion. Beginning in 2005, the Company initiated a 50% match of up to 4% of the employee’s contributions, which was increased to a 50% match of up to 5% of the employee’s contributions effective January 1, 2006. The Company’s total contributions to the 401(k) plan were $446,000, $425,000 and $185,000 for the years ended December 31, 2007, 2006 and 2005, respectively.
9. Income Taxes
     (Loss) income before income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2007	2006	2005
United States	$(5,333)	$(12,914)	$5,952
International	921	694	634

	$(4,412)	$(12,220)	$6,586

     The components of the (benefit from) provision for income taxes are as follows (in thousands):

	Year Ended December 31,
	2007	2006	2005
Current
Federal	$—	$23	$64
State	4	9	56
Foreign	289	233	204

	293	265	324

Deferred
Federal	11,884	(3,702)	(2,997)
State	2,512	(1,054)	(438)
Foreign	(1)	—	38

	14,395	(4,756)	(3,397)

	$14,688	$(4,491)	$(3,073)

     Deferred tax assets and liabilities are comprised of the following (in thousands):

	December 31,
	2007	2006
Deferred tax assets
Accrued bonuses and vacation	$141	$208
Allowance for doubtful accounts	505	150
Stock-based compensation related to nonstatutory stock options	2,652	4,322
Depreciation and amortization	352	480
Federal net operating loss carryforward	10,952	10,419
State net operating loss carryforward	1,536	1,503
Credits	12	23
Other	6	204

	16,156	17,309

Deferred tax liabilities
Other identified intangibles	(264)	(1,251)
Capitalized software and website development costs	(253)	(394)
Other	(30)	—

	(547)	(1,645)
Valuation allowance	(15,609)	—

	$—	$15,664

     The Company periodically assesses the likelihood that it will be able to recover its deferred tax assets. The Company considers all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible profits. As a result of this analysis of all available evidence, both positive and negative, the Company concluded that it is not more-likely-than-not that its net deferred tax assets will be realized. Accordingly, the total net deferred tax asset of $15.6 million at December 31, 2007 has been fully offset by a valuation allowance. The valuation allowance increased by $15.6 million for the year ended December 31, 2007.
     At December 31, 2007, the Company had federal net operating loss carryforwards of approximately $31.4 million and state net operating loss carryforwards of approximately $21.2 million, which are available to offset future taxable income. The federal net operating loss carryforwards will begin to expire in 2020. The state net operating loss carryforwards will begin to expire in 2012.
     In 2006, net deferred tax assets increased approximately $6.0 million primarily due to the recognition of approximately $4.3 million of net deferred tax assets in connection with compensation expense related to stock options. The realization of the tax benefits of this deferred tax asset is dependent upon the stock price of the Company exceeding the exercise price of the related stock options at the time of exercise, as well as the sufficiency of taxable income in future years. The Company’s net deferred tax assets also consist of accumulated net operating losses which are also subject to limitations under Section 382 as a result of prior ownership changes. The combined deferred tax assets represent the amounts expected to be realized before expiration.
     A reconciliation of the income tax (benefit) expense computed using the U.S. federal statutory tax rate (34%) and the Company’s provision for income taxes follows (in thousands):

	December 31,
	2007	2006	2005
Computed expected federal tax (benefit) expense	$(1,500)	$(4,161)	$2,208
State taxes, net of federal benefit	(188)	(690)	391
Stock-based compensation expense	—	(2)	(13)
Original issue discount amortization	94	311	—
Transaction costs	630	—	—
Other	43	51	215
Valuation allowance	15,609	—	(5,874)

	$14,688	$(4,491)	$(3,073)

     On July 13, 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN No. 48”). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes, and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under FIN No. 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, FIN No. 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 was effective for fiscal years beginning after December 15, 2006.
     The Company adopted the provisions of FIN No. 48 on January 1, 2007. As a result of the implementation of FIN No. 48, the Company recorded unrecognized tax benefits of $723,000. The cumulative effect of adopting FIN No. 48 resulted in an increase to the January 1, 2007 balance of accumulated deficit of $418,000.
     A reconciliation of the unrecognized tax benefits activity for 2007 is as follows (in thousands):

Year Ended
December 31,
2007
Unrecognized tax benefits opening balance	$666
Gross decrease in tax positions in prior period	(124)
Gross increase in current period tax positions	106
Settlements	—
Lapse of statute of limitations	—

$648

     If recognized, approximately $452,000 of the $648,000 FIN No. 48 liability as of December 31, 2007 would affect the Company’s effective tax rate. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. As of December 31, 2007, the Company has approximately $99,000 of accrued interest and penalties related to uncertain tax positions. The FIN No. 48 liability, which totals $747,000 as of December 31, 2007, is included in other liabilities in the consolidated balance sheet.
     The Company is subject to taxation in the U.S. and various states and foreign jurisdictions. The Company currently has no years under examination by the Internal Revenue Service or any other state or foreign jurisdiction. With few exceptions, the Company is no longer subject to U.S. federal, state, local or foreign examinations by tax authorities for years before 2004, although carryforward attributes that were generated prior to 2004 may still be adjusted upon examination by the IRS or state authorities if they have been or will be utilized in a future period.
     The Company does not foresee material changes to its gross FIN No. 48 liability within the next twelve months.

10. Segment Information
     Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is its Chief Executive Officer.
     In 2006, the Company had two reportable business segments: WebSideStory and VS, as the Chief Executive Officer separately reviewed these components to make operating decisions and assess performance. During the first quarter of 2007, the Company merged its two segments and began operating its business in one reportable segment: a suite of products that builds and optimizes a company’s online presence and analyzes customer interactions and data across a company’s business. The Chief Executive Officer began evaluating the Company’s performance on a consolidated basis during the first quarter of 2007. Accordingly, all periods presented herein have been reclassified to conform to the single reportable segment.
     As of December 31, 2007 and 2006, 5% and 4% of the Company’s total assets were located outside the United States, respectively. Revenues for the years ended December 31, 2007, 2006 and 2005 by subsidiary geographic region were as follows (in thousands):

	Year Ended December 31,
	2007	2006	2005
United States	$70,494	$56,234	$33,831
Europe	11,725	8,293	5,621

	$82,219	$64,527	$39,452

     No individual European subsidiary accounted for 10% or more of total revenue for the years ended December 31, 2007, 2006 and 2005.
11. Related Party Transaction
     MoneyCard Financial Corporation (“MoneyCard”), a company affiliated with the chairman of the Company’s board of directors, entered into a master license agreement and master services agreement with the Company on October 25, 2007, in which MoneyCard purchased licenses to certain Company products and will receive specified support and consulting services. The agreements with MoneyCard were entered into on an arms-length basis. During the year ended December 31, 2007, the Company recorded revenue of $126,000 for products and services provided to MoneyCard. As of December 31, 2007, the amount due from MoneyCard and included in accounts receivable in the consolidated balance sheet was $148,000. This balance was paid in January 2008.
12. Commitments and Contingencies
Litigation
     In February 2006, NetRatings, Inc. (“NetRatings”), an internet media and market research company, filed a lawsuit against the Company in the United States District Court for the Southern District of New York. The suit alleged willful infringement of United States Patent Nos. 5,675,510, 6,108,637, 6,115,680, 6,138,155, and 6,763,386. Also, in February 2006, the Company filed a complaint in the United States District Court for the Southern District of California charging NetRatings with willful infringement of United States Patent No. 6,393,479 (the “‘479 Patent”).
     On August 17, 2007, the Company entered into a settlement and patent cross-license agreement (the “Settlement Agreement”) with NetRatings to resolve the lawsuits discussed above. Under the terms of the Settlement Agreement, the Company and NetRatings each granted the other party a limited, non-exclusive, non-transferable (except as otherwise permitted in the Settlement Agreement), world-wide license to certain patents, subject, in the case of the license granted by NetRatings to the Company, to certain exceptions and exclusions. Each party also granted the other party certain rights to sublicense the rights licensed therein.

     The Settlement Agreement requires the Company to pay a royalty fee of $9.0 million, $2.0 million of which became due upon the execution of the Settlement Agreement with the remaining $7.0 million payable in quarterly installments of $0.5 million commencing on March 31, 2008. In addition, in the event of a change of control of the Company, the Settlement Agreement provides that the Company will be required to pay an additional royalty fee of $2.25 million and $2.0 million of the $7.0 million in ongoing payments would be accelerated. The Company’s merger with Omniture, Inc. constitutes a change of control under the terms of the Settlement Agreement (see Note 13 “Subsequent Events” below).
     In the event of a change of control of the Company, the Settlement Agreement may be assigned to the purchaser upon written notice to NetRatings, subject to certain limitations. In the event of a change of control of the Company, the patent license from NetRatings would be limited to (1) products, services and technology commercially released as of the date of the change of control, (2) the products, or elements of such products, that were under development as of the date of the change of control if those products are released as standard products within twelve months of the date of the change of control, (3) future versions of the Company’s products, services or technology commercially released as of the date of the change of control that contain patches to, bug fixes of, enhancements to, modifications of, improvements to, updates or upgrades of the original versions (except for any new feature or functionality added to the original versions which new feature or functionality in and of itself infringes a licensed NetRatings patent that did not already cover the original versions) and (4) future versions of the Company’s products, services or technology that supersede any of the Company’s products, services or technology described under clauses (1), (2) or (3) above. The license also extends to the combination, merger, bundling or incorporation of the Company’s products, services or technology, or any portion of them, with any of the purchaser’s Web analytics products, services or technology not otherwise licensed pursuant to a separate license agreement with NetRatings, so long as the purchaser’s Web analytics products, services or technology represents less than 40% of the source code of the combined, merged or bundled Web analytics product, service or technology. In addition, the patent license from NetRatings does not limit the right of the Company or any person or entity that acquires the Company from combining, merging, bundling or incorporating any unlicensed product, service or technology into or with the products, services and technology covered by the Company’s license from NetRatings, provided that such unlicensed product, service or technology does not, by itself, infringe upon any claim of any licensed NetRatings patent.
     In addition, in the event that the Company acquires certain companies, it may elect to extend the license granted by NetRatings under the Settlement Agreement to cover the products, services and technology of such an acquired company by making additional payments to NetRatings based on a percentage of revenues of the web analytics products, services or technologies of such acquired company during the twelve month period preceding such acquisition. Further, under the terms of the Settlement Agreement, in the event that the Company acquires certain companies, the Company may elect to pay an additional royalty to NetRatings in exchange for a release of all claims by NetRatings related to such acquired company.
     In exchange for the licenses and royalties described above, under the terms of the Settlement Agreement, the Company and NetRatings each released the other from all claims, as of the date of the Settlement Agreement, related to the ongoing patent infringement lawsuits between the parties and agreed to dismiss the patent infringement lawsuits filed by the parties with prejudice.
     As discussed above, the Settlement Agreement requires the Company to make periodic payments totaling $9.0 million, as well as a contingent payment of $2.25 million upon a change in control of the Company. During the third quarter of 2007, the Company accrued $7.9 million, representing the $9.0 million of periodic payments due under the agreement discounted to its net present value, based upon the Company’s estimated incremental borrowing rate of 8.0%. The discount of $1.1 million is being amortized to interest expense using the effective interest method over the period ending June 30, 2011, which corresponds to the periodic payment stream. Based upon a valuation study, the Company assigned $7.0 million to the patent licenses received in the Settlement Agreement based upon the future economic benefit the Company expects to obtain from the licenses granted under the Settlement Agreement. The Company also recorded $0.9 million during the third quarter of 2007 as litigation settlement expense, representing the difference between the net present value of the periodic payments due under the Settlement Agreement and the value of the patent licenses obtained. At December 31, 2007, the amount remaining to be paid under the Settlement Agreement, discounted to its net present value, was $6.1 million, of which $1.9 million was included in accrued liabilities and $4.2 million was included in other long-term liabilities in the consolidated balance sheet.
     From time to time, the Company is also involved in other routine litigation arising in the ordinary course of its business. While the results of such litigation cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on its consolidated financial position, results of operations or cash flows.
Other Contingencies
     During 2006, the Company entered into non-cancelable letters of credit in the aggregate amount of $442,000 to secure future payments under leases for two facilities. The initial term of the letters of credit expired in May 2007 but the letters of credit contain automatic renewal terms extending through 2013. No amounts have been drawn against either letter of credit as of December 31, 2007 or 2006. The funds that secure the letters of credit for the bank have been classified as restricted cash and included in prepaid expenses and other current assets in the consolidated balance sheets as of December 31, 2007 and 2006.
     The Company leases its office facilities and office equipment under non-cancelable operating lease arrangements that expire on various dates through January 2013 and, with respect to the office leases, contain certain renewal options. Rent expense under non-cancelable operating lease arrangements is accounted for on a straight-line basis and totaled $2.6 million, $2.0 million and $1.3 million during 2007, 2006 and 2005, respectively. Rent expense for the years ended December 31, 2007, 2006 and 2005 was net of sublease income of $600,000, $778,000 and $768,000, respectively.
     The following table summarizes the approximate future minimum rentals under non-cancelable operating lease arrangements, net of sublease rental income of $102,000 in 2008, in effect at December 31, 2007 (in thousands):

Year Ending December 31:
2008	$2,507
2009	2,619
2010	2,639
2011	2,718
2012	2,799
Thereafter	234

Total	$13,516

13. Subsequent Events
Acquisition by Omniture, Inc.
     On January 17, 2008, Omniture, Inc. completed its acquisition of Visual Sciences, Inc. by the merger of Voyager Acquisition Corp (“Merger Sub”), a Delaware corporation and direct wholly owned subsidiary of Omniture, with and into Visual Sciences (the “Merger”), in accordance with the Agreement and Plan of Reorganization, dated as of October 25, 2007 (the “Merger Agreement”), by and among Omniture, Visual Sciences and Merger Sub. As a result of the Merger, Visual Sciences is now a wholly owned subsidiary of Omniture.
     Pursuant to the terms and conditions of the Merger Agreement, each outstanding share of Visual Sciences common stock (other than dissenting shares, if any) has been converted into the right to receive 0.49 of a share of Omniture common stock and $2.39 in cash. Omniture issued approximately 10.3 million shares of its common stock and paid $50.1 million in cash upon the closing of the acquisition.

     In connection with the Merger, Omniture also assumed outstanding options under Visual Sciences’ equity incentive plans. As a result of such stock option assumption, each outstanding option to purchase shares of Visual Sciences common stock now represents an option to purchase shares of Omniture common stock, subject to the stock option exchange ratio set forth in the Merger Agreement, as well as a corresponding adjustment to the exercise prices of such options. Omniture has assumed the shares under the Visual Sciences 2004 Equity Incentive Plan, as adjusted to reflect the transaction, to be used for equity awards to be granted following the closing of the Merger. In addition, Omniture agreed to file a registration statement on Form S-8 to register the shares of Omniture common stock that are issuable upon the exercise of the assumed Visual Sciences options, so long as such shares are eligible to be registered on Form S-8. On February 1, 2008, Omniture filed a registration statement on Form S-8 to register such eligible shares.